Exhibit 5.1


                                  May 22, 1998


Telegen Corporation
101 Saginaw Drive
Redwood City, California 94063

         RE: Registration Statement on Form S-3

Ladies and Gentlemen:

         We have examined the registration statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about May ___, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, for the issuance of 6,829,725 shares of common stock upon exercise of certain Warrants and upon conversion of certain Notes (as defined in the Registration Statement) (the "Conversion Shares"). As your counsel, we have examined the transactions taken and proposed to be taken in connection with the issuance of the Conversion Shares to the Security Holders in the manner set forth in the Registration Statement.

         It is our opinion that the Conversion Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.


                                        Very truly yours,

                                        /s/ Wilson Sonsini Goodrich & Rosati
                                        --------------------------------------
                                        Wilson Sonsini Goodrich & Rosati
                                        Professional Corporation


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